Exhibit 16.1

New York Office: 805 Third Avenue New York, NY 10022 212.838.5100 www.rbsmllp.com

October 15, 2024

Securities and Exchange Commission

100 F Street, N.W.

Washington DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Smart for Life, Inc. (the “Company”) Form 8-K dated October 15, 2024, and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ RBSM LLP

RBSM LLP

New York, NY Washington DC Mumbai & Pune, India San Francisco, CA

Houston, TX Boca Raton, FL Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide